Exhibit 10.1

CONSULTING AGREEMENT AND RELEASE

AGREEMENT AND RELEASE, dated as of October 13, 2018 (“this Agreement”), between and among Dr. Eric A. Rose, M.D., an individual residing in the State of New York (“Dr. Rose”), and SIGA Technologies, Inc., a Delaware corporation (the “Company”), (Dr. Rose and the Company being referred to, collectively, as the “Parties”).

WHEREAS, Dr. Rose and the Company are parties to that certain Amended and Restated Employment Agreement, dated as if October 13, 2016 (the “Amended Employment Agreement”);

WHEREAS, this Agreement is intended to supersede any prior agreements or understandings, including the Amended Employment Agreement, except to the extent expressly otherwise provided herein;

WHEREAS, Dr. Rose and the Company have agreed that following the date hereof Dr. Rose shall continue to serve as Chairman of the Board of the Company, but shall cease to serve as an employee of the Company effective October 13, 2018 (the “Separation Date”);

WHEREAS, Dr. Rose and the Company have agreed that following the Separation Date, Dr. Rose will provide consulting services to the Company and its affiliates, on the terms provided in this Agreement; and

WHEREAS, the previously-awarded equity grant under the Amended Employment Agreement will continue to vest, subject to and based on Dr. Rose’s service as a consultant pursuant hereto, and consistent with the currently applicable terms and vesting schedules.

NOW, THEREFORE, in consideration of and reliance on the mutual promises, terms and conditions set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.   Consulting Arrangement with Dr. Rose

a.          Dr. Rose hereby resigns his employment with the Company, effective as of the Separation Date.

b.         Dr. Rose and the Company agree that, after the Separation Date, Dr. Rose will provide, as an independent contractor, consulting services as described in this Section 1 in consideration for the annual payment to Dr. Rose of $200,000.00, payable quarterly in equal installments and commencing no later than thirty (30) days following the complete execution and delivery of this Agreement and expiration of any applicable rescission periods, and in the event this Agreement is not revoked pursuant to Section 11 below (each individually a “Consulting Payment” and collectively the “Consulting Payments”). Dr. Rose agrees to provide the consulting services described below from October 13, 2018 for a period of two (2) years (the “Consulting Period”).  During the Consulting Period, Dr. Rose shall devote a portion of his business time to assisting the Company and its affiliates on expanded indications for TPOXX and other business development opportunities as requested by the Company, as well as transition matters and other services reasonably within his knowledge and expertise, in each case as assigned by the Chief Executive Officer of the Company or his designees and, in each case, in a manner Dr. Rose determines is consistent with his ongoing outside business and personal activities (collectively, the “Services”).

c.          Dr. Rose acknowledges, understands and agrees that (i) the Company is not required to (and will not) withhold federal or state income taxes from any compensation paid to Dr. Rose as a consultant hereunder, or to otherwise comply with any state or federal law concerning the collection of income taxes at the source of payment of wages, (ii) he is responsible to pay, in accordance with applicable law, all of his federal, state and local taxes with respect to his performance of this Agreement and (iii) he may be liable for self-employment (social security) tax in respect of his compensation hereunder in accordance with applicable law.

d.          Dr. Rose shall provide the Services and otherwise perform his obligations under this Agreement as an independent contractor and not as an employee of the Company or any affiliate, notwithstanding any service as an officer or director of the Company or any affiliate of the Company.  Dr. Rose acknowledges and agrees that he will not entitled to any benefits provided by the Company to its employees, such as an email address, or dedicated office or support services.  Dr. Rose shall have no power or authority to act for, represent or bind the Company or any affiliate of the Company.  Although Dr. Rose shall be free to engage in other business activities, he shall not, without the Company's prior written consent, enter into any activity, employment or business arrangement that directly and materially conflicts with Dr. Rose's obligations under this Agreement.  If such a conflict arises, the Company shall be entitled to terminate the Agreement.

2.   Releases

a.           In consideration of his engagement as a consultant hereunder, and the consideration he may earn in respect thereof, the sufficiency of which is hereby acknowledged, Dr. Rose, on behalf of himself and his heirs, executors, administrators, successors and assigns, voluntarily, knowingly, and willingly unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, the Company’s benefit plans, programs and arrangements, and their administrators, functionaries and fiduciaries, together with all of the foregoing persons’ or entities’ present or former officers, directors, partners, shareholders, employees and agents and each of the foregoing persons’ or entities’ predecessors, successors, and assigns, family members of the aforementioned people, and any other person with whom Dr. Rose has come in contact solely as a result of his employment with the Company (collectively, “Related Persons”), from any and all charges, complaints, claims (including claims for attorneys’ fees and costs), promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against any of them Dr. Rose or Dr. Rose’s heir, executors, administrators, successors or assigns ever had, now have, or hereafter can, shall, or may have by reason of any matter whatsoever arising from the beginning of time to the time this Agreement is executed by Dr. Rose.  This release is a general release and includes, but is not limited to, any rights or claims relating in any way to Dr. Rose’s employment relationship with the Company, or the separation therefrom, any rights or claims relating to or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, 42 U.S.C. Section 1981, the Family and Medical Leave Act, each as amended, the New York State Human Rights Law, the New York City Human Rights Law, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company and Dr. Rose.

b.          Dr. Rose acknowledges his understanding that by signing this Agreement he is giving up any right to become, and he is promising not to consent to become, a member of any class in a case in which claims are asserted against the Company or any Related Person that are related in any way to Dr. Rose’s employment with or termination of employment from the Company, and that involve events that occurred on or before the date he signed this Agreement.  If, without his prior knowledge and consent, Dr. Rose is made a member of a class in any such proceeding, he will opt out of the class at the first opportunity afforded to him after learning of his inclusion.  In this regard, Dr. Rose will execute, without objection or delay, an “opt-out” form presented to him either by the court in which such proceeding is pending or by counsel for the Company or any Related Person who is made a defendant in any such proceeding.

c.         The foregoing Release does not preclude Dr. Rose from bringing an action to enforce the terms of this Agreement and shall not affect the rights of Dr. Rose to coverage for indemnification under Section 3(f) of the Amended Employment Agreement or any other pre-existing indemnification rights, obligations or arrangement or insurance policies.

d.          In consideration of the benefits to the Company provided for in this Agreement, the sufficiency of which are hereby acknowledged, the Company, on its behalf and, to the extent within the Company’s power and authority, on behalf of the Related Persons, voluntarily, knowingly and willingly releases and forever discharges Dr. Rose from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against Dr. Rose the Company and the Related Persons ever had, now have or hereafter can, shall or may have by reason of any matter whatsoever arising from the beginning of time to the time Dr. Rose signs this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein shall be construed to release Dr. Rose from (i) any claims for enforcement of this Agreement, (ii) any claim, action, liabilities or damages arising out of any fraud or criminal conduct by Dr. Rose, (iii) any violation of this Agreement, or (iv) any violation of Section 6(c) of the Amended Employment Agreement.

e.         Within thirty days following the end of the Consulting Period and conditioned on the Company not being in breach of its obligations to Dr. Rose hereunder, Dr. Rose shall execute a supplemental “bring-down” release of claims provided by the Company in a form substantially similar to the release in this Section 2 (including, for the avoidance of doubt, the carve-outs set forth in this Section 2).

3.   Covenant Not to Sue

a.          Dr. Rose covenants not to bring any claims released in Section 2 above before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, cross-claim or counterclaim.  The Company, or any of the Related Persons, may plead this Agreement as a complete bar to any released claim brought in derogation of this covenant not to sue.  This provision does not, however, preclude Dr. Rose from bringing an action to enforce the terms of this Agreement.

b.         The Company, on its behalf and on behalf of the Related Persons, covenants not to bring any claims released in Section 2 above before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, cross-claim or counterclaim.  Dr. Rose may plead this Agreement as a complete bar to any released claim brought in derogation of this covenant not to sue.  This provision does not, however, preclude Company from bringing an action to enforce the terms of this Agreement. The Company represents that it has not assigned to any person or entity any claims related to Dr. Rose’s employment with the Company or covered by this Agreement, and hereby covenants not to do so in the future.

c.         By signing this Agreement, Dr. Rose represents that he has not commenced any action or proceeding arising out of the matters released hereby; that he has not assigned to any person or entity any claims related to his employment with the Company or covered by this Agreement, and that he will not do so in the future; and that he will not seek or be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf.  If any legal action covered by this Agreement presently exists or is started by Dr. Rose, or by someone else on Dr. Rose’s behalf, against the Company or any of the Related Persons, Dr. Rose agrees promptly to withdraw such action, and all claims asserted therein, with prejudice.

4.   Acknowledgement of Receipt of Compensation and of Repayment

a.          Dr. Rose affirms that he has been paid or has received all compensation, wages, reimbursable expenses, leave and benefits due to him by the Company as of and through the Separation Date.  Dr. Rose and the Company expressly understand and agree that the payments and benefits provided by Section 1 to Dr. Rose under this Agreement is in addition to any and all amounts to which he might otherwise be entitled from the Company as of the date this Agreement is executed. Dr. Rose expressly waives any right or claim he may have to severance or separation pay, bonuses or any other benefits, other than any pension benefits, which he has already accrued through the date upon which his employment with the Company concluded. Dr. Rose affirms that he has been granted any leave, if applicable, to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

b.          Prior to receiving any of the payment provided by Section 1, and as a condition thereto, Dr. Rose shall have repaid the Company or Related Persons any money advanced to him by the Company or Related Persons by way of any advance account.  Additionally, Dr. Rose represents that to his knowledge he has not used any Company sponsored or provided accounts, including credit cards, to incur any expenses for products or services that are for his personal benefit or for any other non-business purpose, and on or before his Separation Date, he will return the Company credit card in his possession.

5.   Return and Nondisclosure of Company Information and Other Materials/Property

a.         “Company Information” as used in this Agreement means all (i) confidential, personal, or private information of the Company or any of its Related Persons, including without limitation any notes, documents, correspondence, memoranda, diaries, or audio or video tapes and recordings concerning or related to the Company or any Related Persons and/or information received from third parties under confidential conditions, and (ii) other technical, business, personal, or financial information or data, formulas, computer programs, devices, methods, techniques, processes, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret belonging or relating to the Company or that is otherwise treated as being confidential by the Company.

b.         Dr. Rose represents that prior to receiving any of the payment provided by Section 1, he has to the best of his knowledge returned to the Company all Company Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer hard-drives, diskettes, CD-ROMs, DVDs, handheld devices, or otherwise, without limitation, mailing lists, reports, files, memoranda, records and software; and that he has returned all company property, including identification cards, credit cards, door and file keys and access cards, computer access codes or disks and instructional manuals, cell phone, Blackberry, office equipment, and other physical or personal property, work product, correspondence, and reports which he received or prepared or helped prepare in connection with his employment with the Company, and he will not retain any copies, duplicates, reproductions, or excerpts thereof.

c.         Prior to or upon delivery of this Agreement by him, Dr. Rose shall turn over to the Company all audio or visual tapes and recordings, transcriptions, notes, documents, correspondence, memoranda, diaries, or other documents, both originals and all copies duplicates, reproductions or excerpts thereof, whether or not deemed Company Information, that to his knowledge are in his possession, or in the possession of his attorneys, representatives, agents, or any other person or entity, relating to, concerning or involving his employment at the Company, including but not limited to any such tapes, recordings and transcriptions of conversations, statements or discussions by or among personnel of the Company.

d.        Dr. Rose agrees that he will not, without first obtaining the Company’s written permission or as otherwise arising during his provision of Services, at any time (i) disclose any Company Information to anyone; or (ii) use any Company Information for his own benefit or for the benefit of any other person, firm, operation or entity unrelated to the Company.  Dr. Rose further agrees that he will not, without first obtaining the Company’s written permission, at any time (i) disclose the existence or contents of any of the materials referred to and described in Section 5(c) above to anyone; or (ii) use (or seek to use) the contents of such materials for his own benefit or for the benefit of any other person, firm, operation or entity unrelated to the Company.

e.         Notwithstanding the foregoing Dr. Rose will be permitted to remove from the Company’s or affiliates archives and data bases (i) his contact data base and calendar and (ii) his files relating to his personal activities. During the Consulting Period, the Company will arrange for the forwarding of all non-business related emails addressed to Dr. Rose at his Company or affiliate e-mail addresses to an email account or accounts designated by Dr. Rose.

6.   Confidentiality

a.          Dr. Rose acknowledges that, in the course of his employment with the Company, he had access to personal and/or confidential information regarding the business of the Company and of the business and personal affairs of Related Persons. Dr. Rose agrees that, for all times hereafter, he will not divulge or make any other unauthorized use, directly or indirectly, or otherwise disclose, communicate, or make known to any other entity or person, any personal, business or other information in each case of a confidential nature and acquired by him as a result of his employment  by the Company or service as a consultant hereunder, concerning the Company or any Related Person, absent the express written consent of the Company or such Related Person, respectively.

b.         Dr. Rose further agrees that he will not make, write, publish, produce, or in any way participate directly or indirectly in placing into the public domain any statement, opinion, or information with respect to the Company or Related Persons with whom Dr. Rose has been associated solely as a result of his employment or with whom he has been assigned to work, except in each case (i) information that is expressly required to be disclosed by court order, subpoena, or other governmental process or  (ii) statements or opinions that are not otherwise in breach of this Agreement.  However, in no instance will Dr. Rose provide any personal, Company Information, or confidential information either by testifying or providing an affidavit in the absence of compulsory legal or regulatory process. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account, or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal, visual, electronic, or digital material in any communication medium, including, but not limited to, any book, magazine, newspaper, theatrical product, or movie, television or radio programming or commercial, or any Internet publication or discussion group.  In addition to any and all other remedies available to the Company or the persons or entities identified above for any violation of this Agreement, in the event that Dr. Rose materially breaches the terms of this Section 6, Dr. Rose agrees to immediately remit and disgorge to the Company any and all payments or other consideration paid or payable to him in connection with or as a result of engaging in any of the above acts, as well as all monies paid to him under this Agreement, plus interest together with the reasonable attorneys’ fees and costs incurred by the Company or the persons or entities identified above for enforcing the terms of this provision. Notwithstanding anything herein to the contrary and for the avoidance of doubt, any repayment by Dr. Rose pursuant to this Section 6(b) shall not be duplicative of any repayment obligation pursuant to Section 7.

c.       Dr. Rose agrees that, in the event he receives any request for Company Information, whether by court order, subpoena or other judicial or administrative process or otherwise, prior to responding to such request, he will promptly notify the General Counsel of the Company, or the General Counsel’s designee, at least twenty (20) days in advance of the date designated for the production or furnishing of such materials, or as far in advance of such date as circumstances permit if notification within a twenty-day period is not possible. Dr. Rose further agrees to cooperate in a reasonable manner with any efforts by or on behalf of the Company, including permitting the Company to participate with counsel of its choice, to modify, limit, quash or take other appropriate action in connection with any such subpoena, discovery demand, legal process, or other request for Company Information. The provision also applies to any request directed to Dr. Rose, whether by court order, subpoena or other judicial or administrative process or otherwise, for this Agreement, to the extent that such disclosure is permitted by law.

d.        Dr. Rose agrees that, in the event he is approached by anyone requesting any Company Information about the Company and/or Related Persons, he will not divulge any such information and will immediately contact the General Counsel of the Company, or the General Counsel’s designee, to report such contact and take all steps directed by the General Counsel or her designee to prevent disclosure of any such information.

e.        Dr. Rose acknowledges that the confidentiality obligations set forth in his Amended Employment Agreement shall remain in full force and effect at all times following his departure from the Company, that he will abide by its terms, and that nothing in this Agreement shall relieve Dr. Rose of his obligations under those Agreements.

f.         Notwithstanding any of the provisions of this agreement, Dr. Rose is hereby advised and understands that in accordance with 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

g.        Dr. Rose agrees that neither he nor any agent acting on his behalf will contact any employee of the Company, by telephone or otherwise, to discuss any subject or matter relating to Company Information or the Company’s business, including personnel issues, policies, or actions, except that Dr. Rose or his counsel may contact the General Counsel regarding matters related to his employment and the termination thereof and Dr. Rose may contact Company personnel in the course of performing the Services (including, without limitation, with respect to any matters for which Dr. Rose was responsible while employed by the Company).

7.   Injunctive/Equitable Relief

Dr. Rose understands and agrees that any violation of Sections 5 or 6 of this Agreement will result in irreparable loss and harm to the Company and/or Related Persons that cannot reasonably or adequately be compensated by monetary damages in an action at law and, accordingly, that the Company and/or Related Persons will be entitled to injunctive relief, specific performance and other equitable relief to prevent or cure any breach or threatened breach thereof, without the necessity of posting any bond or security or proving the inadequacy of money damages; however, the remedies provided for in this Section are cumulative and in addition to other rights and remedies the Company may have, and no action for such equitable relief shall be deemed to waive the Company’s right to recover damages in an action at law.  Additionally, Dr. Rose understands and agrees that if he materially breaches any of the foregoing provisions contained in Sections 5 or 6, he will be obligated to repay with interest the payment made to him pursuant to Section 1 of this Agreement, and that the release contained in Section 2 and the covenant not to sue contained in Section 3 will remain in full force and effect. Notwithstanding anything herein to the contrary and for the avoidance of doubt, any repayment by Dr. Rose pursuant to this Section 7 shall not be duplicative of any repayment obligation pursuant to Section 6(b).

8.   No Solicitation of Company Employees; Non-Competition

a.          Dr. Rose agrees that he will not during the Consulting Period entice, encourage, persuade, or solicit (or attempt to entice, encourage, persuade, or solicit) any employees of the Company either to terminate employment with the Company or to become employed as an employee or independent contractor by him or by any business that he may become employed by or affiliated with in any way subsequent to his employment by the Company.

b.          Dr. Rose agrees that during the term of this Agreement, he shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries. Dr. Rose shall further neither engage in such business on his own account nor become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship capacity, provided, however, that nothing contained in this Section 8(b) shall be deemed to prohibit Dr. Rose from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

9.   Cooperation With the Company

Dr. Rose agrees to reasonably cooperate with the Company in all investigations, litigation and arbitrations of any kind, to assist and cooperate in the preparation and review of documents and in meetings with the Company’s attorneys, and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, or arbitration proceeding involving the Company and with respect to which Dr. Rose has relevant information. The Company will reimburse Dr. Rose, upon production of appropriate receipts and in accordance with its policies, reasonable business and out of pocket expenses (air transportation, hotel, and similar expenses at the same business level available to Dr. Rose prior to his separation) incurred by Dr. Rose in connection with such assistance.  All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.

10.  Non-Disparagement

Dr. Rose agrees that he will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way the Company’s integrity, business reputation, or performance, or disparages any of the Company’s directors, officers, or employees or any of the Related Persons.  It shall not, however, be a violation of this Section for any person to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over the Company’s business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order such person to divulge, disclose or make accessible such information; or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, enforcement of this Agreement.

11.  Rights of Consultation and Review

a.           The Company advises Dr. Rose to consult with an attorney of his choosing prior to signing this Agreement.  Dr. Rose understands and agrees that he has the right and has been given the opportunity to review this Agreement and that he has entered into this Agreement freely and voluntarily.

b.          The Parties acknowledge that Dr. Rose has twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner if he wishes.  The Parties further acknowledge that once Dr. Rose has signed this Agreement, he has seven (7) additional days from the date he signed it to revoke his consent by delivering (by hand or overnight courier) written notice of revocation to the General Counsel, SIGA Technologies, Inc., 31 East 62nd Street, New York, NY 10065.  This Agreement will not become effective until the eighth (8th) day after Dr. Rose has signed and returned it, assuming that Dr. Rose has not revoked his consent to it during such time.  Any such revocation must be made in a signed letter executed by Dr. Rose and received by the Company at its principal address no later than 5:00 p.m. local time on the seventh (7th) day after Dr. Rose has executed this Agreement.  Dr. Rose understands that, if he revokes this Agreement, this Agreement and his eligibility to receive any payment and/or benefit under it will not be effective or enforceable.

12.  No Admission of Liability

a.         The Company’s offer to Dr. Rose of this Agreement and its execution, the payment set forth herein and the other terms of this Agreement are not intended as, and shall not be construed as, any admission, acknowledgement or concession of: (i) liability, wrongdoing or improper conduct by the Company or any of the Related Persons; or (ii) the merit of any claim or contention asserted by Dr. Rose against the Company or any of the Related Persons.

b.         Neither this Agreement, nor any term or provision hereof, shall be construed to affect any position of the Company in any other litigation, dispute or proceeding.  This Agreement, and its terms and provisions, shall be without prejudice to, and may not be used against, the Company in any other litigation, dispute or proceeding.

13. Miscellaneous

a.           Complete and current Agreement.  This Agreement constitutes the full, complete and final understanding of each of the Parties with respect to the subject matter contained herein; constitutes the full, complete and final terms and provisions on which they have agreed; and fully supersedes any prior agreements between the Parties with respect to the subject matter contained herein, except for the provisions of Sections 3.5, 3(f), 6(c) and of the Employment Agreement. None of the Parties has made any representations, warranties or promises other than those expressly set forth in this Agreement.

b.        Binding effect.  This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective heirs, distributees, executors, administrators, legal representatives, successors and assigns.  The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer, or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

c.         Representations and warranties.  The Company represents and warrants that (i) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company); (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound.

d.         Governing law and exclusive jurisdiction for disputes.  This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of New York, applied without regard to choice-of-law rules.  Each of the Parties agrees that the Supreme Court of the State of New York, County of New York, or in the event that federal court subject matter exists, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdiction and venue for bringing any legal action or proceedings involving the enforcement of this Agreement or the adjudication of any dispute over its terms and conditions.  Each of the Parties consents to such exclusive jurisdiction and venue in these New York courts for the foregoing purposes and waives any objection or defense to such jurisdiction or venue on the grounds that these New York courts are an inconvenient forum.

e.        Legal Representation and drafting.  Each of the Parties acknowledge and agree that each was represented by counsel of its and his choosing throughout the negotiation of this Agreement; that each of the Parties is entering into this Agreement freely and knowingly; and that the provisions of this Agreement reflect the joint draftsmanship of counsel for the Parties.

f.          Modification and waiver.  No modification, amendment, change or waiver of this Agreement, in whole or in part, shall be binding or enforceable unless reduced to writing and signed and acknowledged by each of Parties.

g.         Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

h.         No reliance on the Company.  Dr. Rose represents and acknowledges that in considering and reviewing this Agreement, he has not relied upon any representation or statement by the Company or its officers, employees or agents regarding the subject matter or effect of this Agreement other than those expressly set forth in this Agreement.

i.          Notice.  Any notice, request or similar communication with respect to this Agreement shall be transmitted in writing, by e-mail and first-class mail, to the Parties through their respective representatives as follows:

To Dr. Rose:

Eric A. Rose, M.D.
433 East 51st Street
New York, NY 10022

To the Company:

Phillip Gomez, PhD.
Chief Executive Officer
SIGA Technologies, Inc.
31 East 62nd Street
New York, NY 10065

j.           Counterparts.  This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; and each of the Parties may evidence its execution of this Agreement by delivery of scanned or faxed copies of its or his signature, with the same effect as the delivery of an original signature.

k.           Section Headings.  Section and headings in this Agreement are included for convenience of reference only and shall not be a part of this Agreement for any other purpose.

l.            Execution.  This Agreement is not effective or binding on either of the Parties until signed by both Parties.

m.          Legal Fees. The Company shall pay the reasonable attorney’s fees incurred by Dr. Rose in connection with this Agreement.

n.         Section 409A.  This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that Dr. Rose is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Dr. Rose prior to the date that is six (6) months after your Separation Date or, if earlier, Dr. Rose’s date of death; provided that the Parties shall consult and review any exceptions otherwise available to provide for any earlier payments. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six (6) months after Dr. Rose’s separation from service. To the extent that any reimbursements are taxable to Dr. Rose, any such reimbursement payment due to Dr. Rose shall be paid to Dr. Rose in all events on or before the last day of Dr. Rose’s taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Dr. Rose receives in one taxable year shall not affect the amount of such benefits or reimbursements that Dr. Rose receives in any other taxable year. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. If the Consulting Payments pursuant to this Agreement give rise to any adverse tax consequences under Section 409A, then the Company shall make such additional payments to Dr. Rose (the “409A Gross Up Payments”) as are necessary to provide Dr. Rose with enough funds to pay the additional taxes, interest, and penalties imposed by Section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up Payments, with the end result that Dr. Rose shall be in the same position with respect to his tax liability as he would have been in if no 409A Tax had ever been imposed.  The Company shall make any payments required by this paragraph promptly upon written notice from by Dr. Rose but in no event later than the last day of Dr. Rose’s taxable year next following Dr. Rose’s taxable year in which the 409A Tax is remitted to the Internal Revenue Service or any other applicable taxing authority.

o.          Notice and Cure. In the event of any alleged breach by Dr. Rose of the provisions of this Agreement, the Company shall provide Dr. Rose with written notice and a period of ten (10) days to respond to and cure any such alleged  breach (to the extent then curable).

IN WITNESS WHEREOF, and intending to be legally bound by this Agreement, the Parties have duly executed this Agreement as of the date first written above.

/s/ Dr. Eric A. Rose
Dr. Eric A. Rose

SIGA Technologies, Inc.

/s/ Phillip Gomez, PhD, CEO
Phillip Gomez, PhD, CEO